SERVICES AGREEMENT

This Services Agreement ("**Agreement**") is made and entered into as of the 23 day of August, 2018 (the "**Effective Date**") by and between Bright Mountain Media, Inc., a Florida corporation with an office located at 6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487 ("**Bright Mountain Media**"), Adsremedy Media, LLP, an Indian limited liability partnership with an office located at 309, Swastik Chambers, Swastik Park, Chembur East, Mumbai – 400071, Maharashtra, India ("**Adsremedy**"), and Vinay Belani, the CEO of Adsremedy with an office located at 309, Swastik Chambers, Swastik Park, Chembur East, Mumbai – 400071, Maharashtra, India ("**Belani**"). When used herein, the term "**Contractor**" shall include Adsremedy and Belani.

RECITALS

WHEREAS, Bright Mountain Media desires to retain Contractor on an exclusive basis as an independent contractor to perform various services as hereinafter set forth for Bright Mountain Media and Contractor is willing to perform such services, on terms set forth more fully below.

WHERAS, the parties are currently parties to that certain Letter Agreement dated February 1, 2017 which such letter agreement shall be terminated upon the execution of this Agreement by the parties.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES. During the Term of this Agreement, Bright Mountain Media hereby appoints Contractor, and Contractor hereby accepts Bright Mountain Media's appointment, as the exclusive provider of certain technical and management consulting and other services required by the Company in the conduct of its business (the "**Services**"), which Services are more fully described in Exhibit A attached hereto an incorporated herein by such reference. During the Term hereof, Contractor shall not provide, or agree to provide, identical or similar services as the Services to any third parties.

2. SUPERVISION; BELANI TITLE. Contractor is authorized to perform the Services at the direction of and will report to Todd Speyer, Kip Speyer, or such other party as designated by Bright Mountain Media. During the Term of this Agreement, and in order to facilitate the performance of the Services by the Contractor, Belani shall hold the title of "Vice President of International Operations" of Bright Mountain Media.

3. COMPENSATION. Bright Mountain Media shall pay the Contractor the compensation set forth on Exhibit A hereto (the "**Compensation**") as full and complete compensation for the Services. Contractor will submit all statements for Services in a form prescribed by Bright Mountain Media and such statement must be approved by a person listed in Section 2 above.

4. OWNERSHIP. All materials, including but not limited to, software, programs, source code, object code, comment to source code or object code, specifications, logins, passwords, e-mails, administrator information, documents, abstracts, and summaries thereof

(collectively, the "**Products**") developed by Contractor in connection with the provision of the Services to Bright Mountain Media, or jointly by Contractor and Bright Mountain Media, or by Contractor pursuant to specifications or instructions provided by Bright Mountain Media shall belong exclusively to Bright Mountain Media. Contractor acknowledges that the Products shall be deemed "works made for hire" by Contractor for Bright Mountain Media, and, therefore, shall be the exclusive property of Bright Mountain Media. To the extent the products are not deemed "works made for hire" under applicable law, Contractor hereby irrevocably transfers to Bright Mountain Media all right, title and interest in and to the Products, including, without limitation, all patent and copyright interests, and agrees to execute all documents requested by Bright Mountain Media for the purpose of applying for an obtaining domestic and foreign patent and copyright registrations.

5. CONFIDENTIALITY.

(a) "**Confidential Information**" means any of Bright Mountain Media's or its affiliates proprietary information, advertising information and data, technical data, or trade secrets , including, but not limited to, research, product plans, products, services, (including, but not limited to, customers of Bright Mountain Media on whom Contractor called or with whom Contractor became acquainted while performing the Services hereunder without approval from Bright Mountain Media), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Contractor by Bright Mountain Media either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Without limitation of the foregoing, the Products shall be deemed to be Bright Mountain Media's Confidential Information.

(b) As a material inducement to Bright Mountain Media to utilize Contractor, Contractor will hold all Confidential Information in the strictest confidence and will not, during the term of this Agreement, use the Confidential Information for any purpose whatsoever other than the performance on behalf of Bright Mountain Media of the Services. Contractor acknowledges that such Confidential Information could be deemed to be material non-public information that is not generally available to the public. Contractor further acknowledges that federal securities laws strictly prohibit any person who obtains inside information, and has a duty not to disclose it such as Contractor, from using the information in connection with the purchase or sale of securities. Confidential Information does not include information which (i) is known to Contractor at the time of disclosure as evidenced by written records of Contractor, (ii) has become publicly known and made generally available through no wrongful act of Contractor, (iii) is identified by Bright Mountain Media as no longer proprietary or confidential, or (iv) has been rightfully received by Contractor from a third party who is authorized to make such disclosure. Without Bright Mountain Media's prior written approval, Contractor will not directly or indirectly disclose to anyone any Confidential Information or the terms and conditions of this Agreement.

(c) Contractor recognizes that Bright Mountain Media has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Bright Mountain Media's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes Bright Mountain Media

and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Bright Mountain Media consistent with Bright Mountain Media's agreement with such third party.

(d) Upon the termination of this Agreement, or upon Bright Mountain Media's earlier request, Contractor will deliver to Bright Mountain Media all Confidential Information in tangible form that Contractor may have in its possession or control. In addition, Contractor will deliver to Bright Mountain Media (and will not keep in Contractor's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed pursuant to Contractor's consultancy with Bright Mountain Media.

6. NON-COMPETE.

(a) During the Restricted Period the Contractor shall not, and shall not permit any of its affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Restricted Area; (ii) have an interest in any person that engages directly or indirectly in the Restricted Business in the Restricted Area in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of (including any existing or former client or customer of Bright Mountain Media and any Person that becomes a client or customer of Bright Mountain Media during the Term of this Agreement), or any other Person who has a material business relationship with Bright Mountain Media or its affiliates, to terminate or modify any such actual or prospective relationship.

(b) The Contractor acknowledges that a breach or threatened breach hereof would give rise to irreparable harm to Bright Mountain Media, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the undersigned of any such obligations, Bright Mountain Media shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Contractor acknowledges that the restrictions contained herein are reasonable and necessary to protect the legitimate interests of Bright Mountain Media and constitute a material inducement to Bright Mountain Media to enter into this Agreement. In the event that any covenant contained herein should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained herein and each provision herein are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c) When used herein: (i) "**Restricted Business**" shall be deemed to mean _any business whose primary function is to facilitate the buying or selling of digital advertisements, any business that develops, markets or sells software designed to facilitate the buying or selling of digital advertisements and any business that conducts digital marketing or advertising.; (ii) "**Restrictive Period**" shall be deemed to be twelve (12) months following termination for cause of this Agreement; and (iii) the "**Restricted Area**" shall be deemed to mean worldwide.

7. INDEMNIFICATION/RELEASE.

(a) The parties will take all necessary precautions to prevent injury to any persons or damage to property during the term of this Agreement and will indemnify and hold each other and their officers, agents, directors and employees harmless against all claims, losses, expenses (including reasonable attorneys' and expert witnesses' fees and costs) and injuries to person or property (including death) resulting in any way from any act, omission or negligence on the part of either party in the performance or failure to perform the Services, excepting only those losses which are due solely and directly to either parties gross negligence.

(b) Contractor warrants that the Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Product arising out of any trade secret, copyright or patent. Contractor will indemnify, defend and hold harmless Bright Mountain Media and its affiliates from any and all liability, loss, costs, damage, judgment or expense (including reasonable attorneys' and expert witnesses' fees and costs) resulting from or arising in any way out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of the warranties contained in this Section 7. In the event of a breach, Contractor shall, at no additional cost to Bright Mountain Media, replace or modify the Product with a functionally equivalent and conforming Product, obtain for Bright Mountain Media the right to continue using the Product and in all other respects use its best efforts to remedy the breach.

8. TERM AND TERMINATION.

(a) The term ("**Term**") of this Agreement shall commence on the date hereof and end on August 23, 2020.

(b) Either party may terminate this Agreement upon 30 day notice for material breach by the other party by delivering written notice of termination.

9. ASSIGNMENT. Contractor acknowledges that the Services to be performed hereunder are of a special and unique nature. Neither this Agreement nor any right granted hereunder or interest herein may be assigned or delegated by Contractor without the express written consent of Bright Mountain Media. Any such attempted assignment or delegation will be void.

10. INDEPENDENT CONTRACTOR. Nothing in this Agreement will in any way be construed to constitute Contractor as an employee of Bright Mountain Media. Contractor will perform the Services hereunder as an independent contractor. Since Contractor is not an employee of Bright Mountain Media, it is understood that Contractor is not entitled to any employee benefits. Contractor acknowledges and agrees that Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement. In the performance of the Services, Contractor will comply with all applicable laws and regulations.

11. EQUITABLE RELIEF. Contractor agrees that it would be impossible or inadequate to measure and calculate Bright Mountain Media's damages from any breach of the covenants set forth in Section 4, 5, 6 or 7 herein. Accordingly, Contractor agrees that if Contractor breaches Section 4, 5, 6 or 7 of this Agreement, Bright Mountain Media will have available, in addition to any other right or remedy available, the right to seek to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.

12. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. REPRESENTATIONS. Contractor agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Contractor represents that its performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Contractor in confidence or in trust prior to this Agreement. Contractor has not entered into, and agrees that it will not enter into, any oral or written agreement in conflict herewith. Contractor shall perform the Services in a professional manner and will utilize the highest degree of skill and expertise in order to professionally accomplish the consulting tasks in a timely fashion.

14. SOLICITATION OF EMPLOYEES AND CONTRACTORS. Contractor agrees that for a period of twelve (12) months immediately following the termination of this Agreement for any reason, whether with or without cause, Contractor will not either directly or indirectly solicit, induce, recruit or encourage any of Bright Mountain Media's employees, consultants or contractors to leave their employment, or take away such employees or contractors, or attempt to solicit, induce, recruit, encourage or take away employees or contractors of Bright Mountain Media, either for itself or for any other person or entity without Bright Mountain Media's consent.

15. MODIFICATION. This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both Bright Mountain Media and Contractor.

16. WAIVER OF BREACH. Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement will not be deemed a waiver of such term, promise

or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless so specifically stated.

17. SEVERABILITY. The invalidity or unenforceability of any provisions hereof will in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect; *provided, however*, that a court having jurisdiction may revise such provision to the extent necessary to make such provision valid and enforceable.

18. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each party's successors and assigns. This Agreement is not assignable by the Contractor without the prior written consent of Bright Mountain Media, which such consent may not be forthcoming.

19. GOVERNING LAW; VENUE. This Agreement is governed by the laws of the State of Florida without reference to conflict of laws principles. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the federal courts located in Palm Beach County, Florida, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Bright Mountain Media, Inc.

By: [signature]
Name: Todd Speyer
Title: Vice President, Digital

Adsremedy Media, LLP

By: Vinay Belani
Name: Vinay Belani
Title: CEO

Vinay Belani
Vinay Belani

EXHIBIT A

Description of the Services

Belani and Adsremedy shall timely provide such technical and management consulting services as reasonably requested by Bright Mountain from time to time, including, but not limited to:

Use their best efforts to generate new business for Bright Mountain as well as optimize existing partnerships.

Use their best efforts to increase revenue and gross profits for Bright Mountain.

Develop and implement strategies and detailed plans in conjunction with Bright Mountain for growth involving all aspects of digital media business segments including, but not limited to, software development, marketing services, content creation, and various advertising services.

Continue ad operations and ad optimizations for new and existing clients and vendors as well onboard new clients and vendors.

Belani will provide weekly and monthly reports that include ad impressions delivered, revenue, product development updates and employee changes.

Belani will be required, subject to Visa approval, to visit Bright Mountain's US offices one time each year at a time convenient for both parties.

Compensation for the Services

- a monthly flat fee of $7,500.00, payable to Belani on a bi-weekly basis.

  a $45,000 sum, payable to Belani in payments of: $15,000 at closing, $10,000 on 9/23/18, $5,000 on 10/23/18, and $2,500 monthly for the 6-month period beginning on 11/23/18.

- reimbursement on a voucher basis of all fees of employees and subcontractors of Contractor, at a rates approved by Bright Mountain Media, incurred in providing the Services, including rent and utilities.

- a commission of 5% of the total net profit on accounts generating over $3,000 per month in profit, paid in net 30 terms each month for the duration of the account.

  a commission of 10% of the total net profit on accounts generating over $5,000 per month in profit, paid in net 30 terms each month for the duration of the account.

  Bright Mountain Media will issue a press release acknowledging Belani as the VP of International Operations and the absorption of the Daily Engage Media business.

Bright Mountain Media agrees to pay expenses of Belani and one other AdsRemedy employee to attend 2 industry conventions per year, as approved by Bright Mountain Media.

All compensation shall be payable in U.S. dollars.